Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333 231443 on Form S-3 of our reports dated November 18, 2020, relating to the following:

•

the consolidated financial statements of Spire Inc. and subsidiaries, and the effectiveness of Spire Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Spire Inc. and subsidiaries for the year ended September 30, 2020

•	the financial statements of Spire Missouri Inc., appearing in the Annual Report on Form 10 K of Spire Missouri Inc. for the year ended September 30, 2020

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
February 8, 2021